Exhibit 4.1

2014 AMENDED AND RESTATED STOCK OPTION PLAN

CYNAPSUS THERAPEUTICS INC.

(the “Corporation”)

DIRECTORS, MANAGEMENT, EMPLOYEES AND

CONSULTANTS STOCK OPTION PLAN

Article 1 - INTRODUCTION

1.1	Purpose

The purpose of the Plan is to secure for the Corporation and its shareholders the benefits of incentives inherent in share ownership by the directors, management, employees and consultants of the Corporation who, in the judgment of the Board, will contribute to its future growth and success. It is generally recognized that a stock option plan of the nature provided for herein aids the Corporation in retaining and encouraging directors, management, employees and consultants who are considered as potential key contributors to the success of the Corporation, by providing to them the opportunity to acquire a proprietary interest in the Corporation.

1.2	Definitions

Whenever used herein, the following words and expressions shall have the following meanings, namely:

“Affiliate” means the following:

a Company is an Affiliate of another Company if:

(a)      one of them is the subsidiary (as such term is described in the Business Corporations Act (Ontario)) of the other; or

(b)      each of them is controlled by the same Person.

In addition, a Company is “controlled” by a Person if:

(a)      voting shares of the Company are held, directly or indirectly, other than by way of security only, by or for the benefit of that Person; and

(b)      the voting shares, if voted, entitle the Person to elect a majority of the directors to the Company.

“Blackout Period” means, in respect of an Optionee, a period during which such Optionee is prohibited from trading in securities of the Corporation pursuant to applicable securities laws or any existing policy of the Company;

“Board” means the board of directors of the Corporation as it may be constituted from time to time;

“Company” means, unless specifically indicated otherwise, a corporation, incorporated association or organization, body corporate, partnership, trust, association or other entity other than an individual;

“Corporation” means Cynapsus Therapeutics Inc., a corporation incorporated under the laws of the Province of Ontario;

“Eligible Consultant” means, in relation to the Corporation, an individual (or a Company wholly owned by individuals) who:

(a)      provides on-going consulting services to the Corporation or an Affiliate of the Corporation under a written contract;

(b)      possesses technical, business or management expertise of value to the Corporation or an Affiliate of the Corporation;

(c)      spends a significant amount of time and attention on the business and affairs of the Corporation or an Affiliate of the Corporation; and

(d)      has a relationship with the Corporation or an Affiliate of the Corporation that enables the individual to be knowledgeable about the business and affairs of the Corporation;

“Eligible Director” means a director of the Corporation or a director of the Corporation’s subsidiaries to whom stock options can be granted in reliance on a prospectus exemption under applicable securities laws;

“Eligible Employee” means:

(a)      an individual who is considered an employee under the Income Tax Act (Canada) (such as an individual for whom income tax, employment insurance and CPP deductions must be made at the source);

(b)      an individual who works full-time for the Corporation or a subsidiary of the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the employer over the details and methods of work as an employee of the employer, but for whom income tax deductions are not made at the source; or

(c)      an individual who works for the Corporation or a subsidiary of the Corporation on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the employer over the details and methods of work as an employee of the employer, but for whom income tax deductions are not made at the source;

“Eligible Management Company Employee” means a Management Company Employee of the Corporation or a Management Company Employee of the Corporation’s subsidiaries to whom stock options can be granted in reliance on a prospectus exemption under applicable securities laws;

“Eligible Member of Management” means any senior officer of the Corporation or a subsidiary of the Corporation to whom stock options can be granted in reliance on a prospectus exemption under applicable securities laws;

“Eligible Participant” means Eligible Consultants, Eligible Directors, Eligible Employees, Eligible Management Company Employees and Eligible Members of Management;

“Exchange” means the TSX Venture Exchange Inc. or any other stock exchange on which the Shares become listed, and if inter-listed, the exchange on which the majority of trading activity occurs;

“Investor Relations Activities” means any activities or oral or written communications, by or on behalf of the Corporation or a shareholder of the Corporation, that promote or reasonably could be expected to promote the purchase or sale of securities of the Corporation, but does not include:

(a)      the dissemination of information provided, or records prepared, in the ordinary course of the Corporation:

(i)	to promote the sale of products and services of the Corporation; or

(ii)	to raise public awareness of the issuer;

that cannot reasonably be considered to promote the purchase or sale of securities of the Corporation;

(b)      activities or communications necessary to comply with the requirements of:

(i)	applicable securities laws; or

(ii)	the by-laws, rules, policies, or other regulatory instruments of any self-regulatory body or exchange having jurisdiction over the Corporation;

(c)      communications by a publisher or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if:

(i)	the communication is only through the newspaper, magazine or publication; and

(ii)	the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer; or

(d)      activities or communications that may be otherwise specified by any exchange having jurisdiction over the Corporation;

“Management Company Employee” means an individual employed by a Person providing management services to the Corporation or a subsidiary of the Corporation which are required for the ongoing successful operation of the business enterprise of the Corporation or a subsidiary of the Corporation, but excluding a Person engaged in Investor Relations Activities;

“Option” means an option granted under the terms of the Plan;

“Option Agreement” means the form of option agreement substantially in the form attached hereto as Schedule “A” or such other form as may be approved by the Board from time to time;

“Option Period” means the period during which an Option may be exercised;

“Optionee” means an Eligible Participant to whom an Option has been granted under the terms of the Plan;

“Participant” means, in respect of the Plan, an Eligible Employee, Eligible Director, Eligible Member of Management, Eligible Management Company Employee or Eligible Consultant who elects to participate in the Plan;

“Person” means a Company or an individual;

“Plan” means the plan established and operated pursuant to the terms hereof; and

“Shares” means the common shares in the capital of the Corporation from time to time authorized by the charter documents of the Corporation;

Article 2 - STOCK OPTION PLAN

2.1	Participation

Options shall be granted only to bona fide Eligible Participants.

2.2	Determination of Option Recipients

The Board shall make all necessary or desirable determinations regarding the granting of Options to Eligible Participants and may take into consideration the present and potential contributions of a particular Eligible Participant to the success of the Corporation and any other factors which it may deem proper and relevant.

2.3	Price

The exercise price per Share shall be determined from time to time by the Board but, in any event, shall not be lower than the Discounted Market Price (as defined by the Exchange) of the Shares on the day prior to the grant. Any reduction in the exercise price per Share shall be subject to necessary approvals as set out in Section 3.5 below.

2.4	Grant of Options

The Board may at any time and from time to time grant Options to Eligible Participants and for the number of Shares and on such terms and conditions as it considers appropriate provided that such terms and conditions are not inconsistent with the Plan or the policies of the Exchange.

Each Option granted to an Eligible Participant shall be evidenced by an agreement substantially in the form of the Option Agreement with terms and conditions consistent with the Plan and as approved by the Board (which terms and conditions need not be the same in each case).

2.5	Terms of Options

(a)      The Option Period shall not be greater than a period of 10 years after the date such Option is granted provided however that if the Option Period expires during a Blackout Period then the Option Period of such Option will be extended to the date which is 10 business days after such date on which the Blackout Period ends. The Option Period may be reduced with respect to any such Option as provided in Section 2.7 hereof.

(b)      Subject to the other terms and conditions of this Plan (including Section 2.8 hereof), the Board at its discretion may determine when any Option will become exercisable and may determine that the Option be exercisable in instalments. The Board may also establish any vesting schedule relative to any Options granted hereunder provided that in no event shall Options vest over a time period that is shorter than any time period prescribed by the Exchange.

(c)      Any Options remaining unexercised after they became eligible for exercise may be exercised in whole or in part at any time during the remainder of the Option Period.

(d)      Except as set forth in Section 2.7, no Option may be exercised unless the Options have vested and the Optionee is at the time of such exercise:

(i)	in the case of an Eligible Employee, in the employ of the Corporation or a subsidiary of the Corporation and shall have been continuously so employed since the grant of his Option, but absence on leave, having the approval of the employer, shall not be considered an interruption of employment for any purpose of the Plan;

(ii)	in the case of an Eligible Director, a director of the Corporation or a subsidiary of the Corporation and shall have been such a director continuously since the grant of his Option;

(iii)	in the case of an Eligible Member of Management, an Eligible Member of Management of the Corporation or a subsidiary of the Corporation and shall have been such Eligible Member of Management continuously since the grant of his Option;

(iv)	in the case of an Eligible Management Company Employee, an Eligible Management Company Employee of the Corporation or a subsidiary of the Corporation and shall have been such Eligible Management Company Employee continuously since the grant of his Option; or

(v)	in the case of an Eligible Consultant, a consultant on retainer (whether full time or part time) by the Corporation, and shall have been continuously so retained since the grant of his Option.

(e)      The exercise of any Option will be contingent upon receipt by the Corporation of payment of the full purchase price for the Shares being purchased in cash or by cheque. No Optionee or his legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any Shares subject to an Option, unless and until certificates for such Shares are issued to him or them under the terms of the Plan.

2.6	Lapsed Option

If Options are surrendered, terminated or expire without being exercised in whole or in part, new Options may be granted covering the Shares not purchased under such lapsed Options to the extent permitted by the Exchange.

2.7	Effect of Termination of Relationship

(a)      If an Optionee shall die while an Eligible Employee, Eligible Director, Eligible Consultant (if an individual), Eligible Member of Management or Eligible Management Company Employee, any vested Option held by him at the date of death shall be exercisable if the Option was issued 10 days or more prior to the date of death, but only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or the laws of descent and distribution. All such Options shall be exercisable only for a period of one year after the date of death or prior to the expiration of the Option Period in respect thereof whichever is sooner.

(b)      If an Optionee ceased to be an Eligible Employee, Eligible Director, Eligible Consultant (if an individual), Eligible Member of Management or Eligible Management Company Employee for cause, no Option held by such Optionee may be exercised following the date on which such Optionee ceases to be an Eligible Employee, Eligible Director, Eligible Consultant (if an individual), Eligible Member of Management or Eligible Management Company Employee, as the case may be.

(c)      If an Optionee ceased to be an Eligible Employee, Eligible Director, Eligible Consultant, Eligible Member of Management or Eligible Management Company Employee for any reason other than cause or death, any vested Option held by such Optionee may be exercised within a reasonable period (not to exceed one year), as determined by the Board, following the date on which such Optionee ceases to be an Eligible Employee, Eligible Director, Eligible Consultant (if an individual), Eligible Member of Management or Eligible Management Company Employee, as the case may be, provided such date is no later than the expiration of the applicable Option Period.

(d)      If an Optionee who is an Eligible Consultant ceased to be retained by the Corporation by virtue of a breach of the consulting agreement or the expiry thereof, or such retainer is otherwise terminated (other than for reasons set forth in Sections 2.7(a), (b) or (c) above), no Option held by such Eligible Consultant may be exercised following such breach, expiry or termination, as the case may be.

2.8	Effect of Takeover Bid

If a bona fide offer (the “Offer”) for Shares is made to all shareholders of the Corporation generally or for 100 percent of a class of shareholders which includes the Optionee, which Offer, if accepted in whole or part, would result in the offeror exercising control over the Corporation within the meaning of the Securities Act (Ontario), then the Corporation shall, immediately upon receipt of notice of the Offer, notify each Optionee currently holding an Option of the Offer, with full particulars thereof, whereupon, subject to approval of the Exchange, notwithstanding that such Option may not be fully vested at such time in accordance with Section 2.5 hereof, such Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Shares received upon such exercise (the “Optioned Shares”) pursuant to the Offer. If:

(a)      the Offer is withdrawn by the offeror; or

(b)      the Optionee does not tender the Optioned Shares pursuant to the Offer; or

(c)      all of the Optioned Shares tendered by the Optionee pursuant to the Offer are not taken up and paid for by the offeror in respect thereof,

then the Optioned Shares or, in the case of Section 2.8(c) above, the Optioned Shares that are not taken up and paid for, shall be returned by the Optionee to the Corporation and reinstated as authorized but unissued Shares and the terms of the Option as set forth in Section 2.5 shall again apply to the Option. If any Optioned Shares are returned to the Corporation under this Section, the Corporation shall refund the exercise price to the Optionee for such Optioned Shares. In no event shall the Optionee be entitled to sell the Optioned Shares otherwise than pursuant to the Offer.

2.9	Withholding Taxes

The Corporation may, in its sole discretion, adopt and apply from time to time such rules and guidelines that in its opinion will facilitate the Corporation’s compliance with applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or any other deductions in respect of the amount, if any, included in the income of a Participant in connection with the exercise of any option (the “Withholding Obligation”).  Without limiting the generality of the foregoing, the Corporation may refuse to honour the exercise of an Option unless the Participant pays to the Corporation the Withholding Obligation. Subject to the Plan and applicable law, the Board may, in its sole discretion, permit the Participant to satisfy the Withholding Obligation in whole or in part, by paying cash or by electing to have the Corporation withhold Shares in such amounts as are equivalent to the market price in order to satisfy the withholding obligation. In the event that such Participant has not paid to the Corporation a sum sufficient for the Corporation to comply with such Withholding Obligation, the Corporation shall have the right to: (a) withhold from any Shares issuable pursuant to an Option or from any cash amounts otherwise due or to become due from the Corporation to the Participant an amount equal to such Withholding Obligation, and such withheld Shares shall be cancelled if required by any applicable law or regulatory authority; or (b) deduct from any Option any other amounts due from the Participant to the Corporation.

2.10	Effect of Amalgamation, Consolidation or Merger

If the Corporation amalgamates, consolidates or merges with or into another corporation, any Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Participant would have received upon such amalgamation, consolidation or merger if the Participant had exercised his Option immediately prior to the record date applicable to such amalgamation, consolidation or merger, and the Option price shall be adjusted appropriately by the Board and such adjustment shall be binding for all purposes of the Plan.

2.11	Adjustment in Shares Subject to the Plan

If there is any change in the Shares through a consolidation, subdivision or reclassification of Shares, or otherwise, the number of Shares available under the Plan, the Shares subject to any Option, and the purchase price thereof shall be adjusted appropriately by the Board and such adjustment shall be effective and binding for all purposes of the Plan.

2.12	Approval

The terms of the Options granted from time to time hereunder, and the Optionees to whom Options are granted, are subject, if applicable, to the Exchange accepting notice of such terms and proposed Optionees.

Article 3 - GENERAL

3.1	Number of Shares

The aggregate number of Shares that may be available for issuance, from time to time, under the Plan shall not exceed 10% of the issued and outstanding Shares. The aggregate number of Shares so available for issuance under the Plan to any one person shall not exceed 5% of the issued and outstanding Shares (on a non-diluted basis) in any 12 month period (including the Shares that are subject to such Option). The aggregate number of Shares so available for issuance to insiders of the Corporation under the Plan shall not exceed 10% of the issued and outstanding Shares (on a non-diluted basis) in any 12 month period including the Shares that are subject to such Option). The aggregate number of Shares so available for issuance under the Plan to any Eligible Consultant shall not exceed 2% of the issued and outstanding shares (on a non-diluted basis) in any 12 month period (including the Shares that are subject to such Option). The aggregate number of Options granted to persons employed in Investor Relations Activities shall not exceed 2% of the issued and outstanding shares (on a non-diluted basis) in any 12 month period (including the Shares that are subject to such Option).

3.2	Transferability and Assignability

All benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable or assignable unless specifically provided herein.

During the lifetime of a Participant all benefits, rights and options may only be exercised by the Participant, except as provided for under Section 2.7(a) of this Agreement.

3.3	Employment

Nothing contained in the Plan shall confer upon any Participant any right with respect to employment or continuance of employment or any retainer with the Corporation or interfere in any way with the right of the Corporation to terminate the Participant’s employment or retainer at any time. Participation in the Plan by a Participant is voluntary.

3.4	Record Keeping

The Corporation shall maintain a register in which shall be recorded:

(a)      the name and address of each Participant; and

(b)      the number of Options granted to a Participant and the number of Options outstanding.

3.5	Necessary Approvals

The Plan shall be effective only upon the approval of the Exchange and, if required by such Exchange, of the shareholders of the Corporation.

The obligation of the Corporation to issue and deliver Shares in accordance with the Plan is subject to the approval of any governmental or securities regulatory authority having jurisdiction which may be required in connection with the authorization or issuance of such Shares by the Corporation. If any Shares cannot be issued to any Participant for any reason including, without limitation, the failure to obtain such approval, then the obligation of the Corporation to issue such Shares shall terminate and any Option price paid to the Corporation shall be returned to the Participant.

Disinterested shareholder approval as required by the policies of the Exchange shall be obtained for any reduction in the exercise price per Share if the Eligible Participant is an Insider of the Corporation (as that term is defined by the Exchange) at the time of the proposed amendment.

3.6	Administration of the Plan

The Board is authorized to interpret the Plan from time to time and to adopt, amend and rescind rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. Administration of the Plan shall be the responsibility of the appropriate directors and/or officers of the Corporation and all costs in respect thereof shall be paid by the Corporation.

3.7	Income Taxes

As a condition of the Plan, the Corporation will withhold from any remuneration otherwise payable to such Participant any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of such participation in the Plan.

3.8	Amendments to Plan

The Board reserves the right to amend, modify or terminate the Plan at any time if and when it is advisable in the absolute discretion of the Board. Any amendment to any provision of the Plan shall be subject to approval, if applicable and if required, by the Exchange or any regulatory body having jurisdiction over the securities of the Corporation.

3.9	Representation or Warranty

The Corporation makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan,

3.10	Governing Law

The Plan shall be governed by the laws of the Province of Ontario excluding any conflicts of law, rule or principle which might refer such construction to the laws of another jurisdiction.

3.11	Interpretation

Words used herein importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

3.12	Compliance with Applicable Laws

If any provision of the Plan or any agreement entered into pursuant to the Plan contravenes any law or any order, policy, by-law or regulation of the Exchange, if applicable, or any regulatory body having authority over the Corporation or the Plan then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

Toronto, Ontario

Approved by the Directors May 7, 2014

/s/ Rochelle Stenzler	/s/ Anthony Giovinazzo
Chairman	Chief Executive Officer

Approved by the Shareholders May 7, 2014

/s/ Rochelle Stenzler	/s/ Anthony Giovinazzo
Chairman	Chief Executive Officer

Schedule “A”

STOCK OPTION AGREEMENT

THIS AGREEMENT made the                   day of                  , 20               .

B E T W E E N:

●,
of the City of ●, in the ● of ●

(herein referred to as the “Optionee”)

OF THE FIRST PART

- and -

CYNAPSUS THERAPEUTICS INC.,
amalgamated under the laws of Canada

(herein referred to as the “Corporation”)

OF THE SECOND PART

WHEREAS the Corporation has established a Stock Option Plan (hereinafter referred to as the “Plan”) for the granting of stock options, a copy of which has been provided to the Optionee;

AND WHEREAS the Board of Directors of the Corporation has authorized the granting to the Optionee pursuant to the Plan of an option to purchase common shares in the capital of the Corporation in the number, at the time, at and for the price and upon the other terms and conditions hereinafter contained;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements herein set forth, and for other good and valuable consideration (the receipt whereof is hereby acknowledged by the Corporation), the parties hereto agree as follows:

Article 1 - DEFINITIONS AND INTERPRETATION

1.1              In this Agreement, the following words and expressions shall have the following meanings:

“Blackout Period” means a period during which the Optionee is prohibited from trading in securities of the Corporation pursuant to applicable securities laws or any existing policy of the Corporation;

“Expiry Date” means five years from the date hereof, provided however that if the Expiry Date occurs during a Blackout Period then the Expiry Date means the date which is 10 business days after such date on which the Blackout Period ends;

“Option” means the option to purchase Shares granted to the Optionee pursuant to this Agreement, and includes any portion of that option;

“Option Shares” means the Shares the Optionee is entitled to purchase under this Agreement; and

“Share” means a common share of the Corporation as constituted on the date hereof.

Article 2 - GRANT OF OPTION

2.1              The Corporation hereby grants to the Optionee, subject to the terms and conditions hereinafter set out, an Option to purchase up to ●Shares of the Corporation at a price of $● per Share.

2.2              The Option is granted in accordance with and subject to the terms and conditions of the Plan.

2.3              The Option to purchase the Option Shares granted hereby may be exercised in accordance with the terms hereof and the Plan until the Expiry Date, as follows:

(a)      Subject to the other terms hereof, entitlement to purchase shares under the Option will vest in three equal amounts, being on the dates that are ● and ● months following the date of this grant, except as may otherwise be determined by the board of directors. If in calculating “● equal amounts” the quotient results in a fractional amount, the number vested will round down to the next whole share amount and the partial shares accumulated and vested as part of the final year’s amount. Entitlements that have vested may be exercised in accordance with the provisions of the Plan.

(b)      Subject to the other terms hereof, the vested portion of the Option may be exercised in whole or in part and at any time from time to time until the Expiry Date. In the event of a proposed merger or amalgamation of the Corporation with one or more other corporations, an offer to purchase all of the shares in the capital of the Corporation or the sale of all or substantially all of the property and assets of the Corporation, then all of the Options granted to the Optionee shall vest and the Optionee shall have the right to exercise all of the Options granted hereunder on such terms as the board of directors of the Corporation deems reasonable, subject to approval of the Toronto Stock Exchange, so that the Optionee may participate in such transaction.

(c)      If the Optionee ceases to be an Eligible Employee, Eligible Director, Eligible Consultant, Eligible Member of Management or Eligible Management Company Employee for any reason other than cause of death, any vested Option held by such Optionee may be exercised within 90 days following such date or such reasonable period of time as may be determined by the Board of Directors of the Corporation not to exceed the greater of 12 months and the Expiry Date.

2.4              Subject to sooner termination in accordance with the terms of the Plan, the Option shall expire and terminate upon the Expiry Date as to such of the Option Shares in respect of which the Option has not then been exercised.

Article 3 - RESERVATION OF SHARES

3.1              The Corporation shall at all times during the term of this Agreement, keep available a sufficient number of unissued Shares in its authorized capital equal to those of the Option Shares which have not been issued.

Article 4 - ASSIGNMENT AND ENUREMENT

4.1              The Option is personal to the Optionee and non-assignable and neither this Agreement nor any rights hereunder shall be transferable or assignable by the Optionee except as expressly permitted under the terms of the Plan.

4.2              This Agreement shall enure to the benefit and be binding upon the parties hereto and their permitted successors and assigns.

Article 5 - EXERCISE OF THE OPTION

5.1 The Option may be exercised by the Optionee by delivery of written notice of such exercise and by tendering therewith payment for the purchase price of the Option Shares to be purchased in cash, by cheque or in any other manner that is acceptable to the Corporation and that is permitted by law, to the Corporation at its principal office in the City of Toronto, in the Province of Ontario, or at such other place as may be directed by notice in writing from the Corporation to the Optionee from time to time. Such notice shall state the number of Option Shares with respect to which the Option is then being exercised. The Option shall be deemed for all purposes to have been exercised to the extent stated in such notice upon delivery of the notice and a tender of payment in full for the Option Shares being purchased notwithstanding any delay in the issuance and delivery of the certificate(s) for the Shares so purchased. The Corporation shall, within a reasonable period of time, issue the Shares so purchased in the name of the Optionee and deliver the certificate(s) therefor to the Optionee.

Article 6 - RIGHTS OF THE OPTIONEE PRIOR TO THE EXERCISE DATE

6.1              The Option herein granted shall not entitle the Optionee to any right whatsoever as a shareholder of the Corporation with respect to any Shares subject to the Option until it has been exercised and the Option Shares thereby purchased have been issued as fully paid and non-assessable.

6.2              Nothing contained in this Agreement or done pursuant hereto shall obligate the Optionee to purchase and/or pay for any Option Shares except those Option Shares in respect of which the Optionee shall have validly exercised this Option.

Article 7 - REGULATORY APPROVAL

7.1              Notwithstanding anything to the contrary in this Agreement, the Optionee hereby agrees that he will not exercise the Option, and that the Corporation will not be obliged to issue any Shares hereunder, if the exercise of the Option or the issuance of the Shares shall constitute a violation by the Optionee or the Corporation of any provision of any law or regulation or of any order, regulation, policy or rule of any governmental authority, regulatory body or stock exchange. Any determination in this connection made by the Board of Directors of the Corporation shall be final, binding and conclusive.

7.2              The Corporation shall in no event be obliged, by any act of the Optionee or otherwise, to issue, register or qualify for resale any securities issuable upon exercise of the Option pursuant to a prospectus or similar document or to take any other affirmative action in order to cause the exercise of the Option or the issue or resale of the Shares issuable pursuant thereto to comply with any law or regulation or any order, regulation, policy or rule of any governmental authority, regulatory body or stock exchange; provided that the Corporation shall notify the Toronto Stock Exchange and other appropriate regulatory bodies in Canada of the existence of the Option and any exercise thereof.

Article 8 - ACKNOWLEDGEMENT OF PERSONAL INFORMATION

8.1              “Personal Information” means any information about an identifiable individual, and includes the information contained in this Agreement.

8.2              The Optionee hereby consents to:

(a)      the disclosure of Personal Information by the Corporation to the Toronto Stock Exchange; and

(b)      the collection, use and disclosure of Personal Information by the Toronto Stock Exchange from time to time for the purposes set out and in accordance with the policies of the Toronto Stock Exchange.

Article 9 - FURTHER ASSURANCES

9.1              The parties hereto covenant that they shall and will from time to time and at all times hereafter do and perform all such acts and things and execute all such deeds, documents and writings as may be required to give effect to the true intent of this Agreement.

Article 10 - INTERPRETATION AND GENERAL

10.1              It is understood and agreed by the parties hereto that questions may arise as to the interpretation, construction or enforcement of this Agreement or the Plan and the parties are desirous of having the Board of Directors of the Corporation determine any such question or interpretation, construction or enforcement. It is, therefore, understood and agreed by and between the parties hereto that any question arising under the terms of this Agreement or the Plan as to interpretation, construction or enforcement shall be referred to the Board of Directors of the Corporation and their majority decision shall be final and binding on both of the parties hereto.

10.2              Neither the Corporation nor its directors or officers, or any of them, shall be liable to the Optionee or to the Optionee’s personal representatives by reason of any loss or anticipated loss of economic benefit by reason of any action or event, whether or not concurred in by them, which has the effect of curtailing or abrogating the benefits which have accrued or might have accrued to the Optionee hereunder, including, without limitation, the voluntary or involuntary winding up of the Corporation, the sale of all or substantially all of its assets, the delisting of the Shares from public trading, or any decline in the value of the Shares for any reason whatsoever.

10.3              The payment of all income taxes or other taxes or assessments in the nature of taxes levied upon the Optionee as a result of the granting or exercise of the Option shall be solely the responsibility of the Optionee.

10.4              In this Agreement, words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

10.5              This Agreement, including any schedules annexed hereto, constitute the entire agreement between the parties hereto and there are no oral statements, representations, warranties, undertakings or agreements between the parties modifying the provisions of this Agreement. No supplement, amendment, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

10.6              Time shall be of the essence of this Agreement.

Article 11 - GOVERNING LAW

11.1              Except as otherwise set forth in the Plan, this Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario excluding any conflicts of law, rule or principle which might refer such construction to the laws of another jurisdiction.

11.2              Each of the parties hereto hereby irrevocably attorns to the jurisdiction of the Courts of the Province of Ontario and the Supreme Court of Canada.

Article 12 - NOTICES

12.1              Any notice to be given pursuant to the provisions hereof shall be conclusively deemed to have been given and received by a party hereto and to be effective on the day on which it is delivered to such party at the addresses set forth below (or at such other address that such party shall supply to the other parties in writing) or if sent by mail, on the fifth business day after the day on which mailed, addressed to such party at said address:

(a)	If to the Optionee, at

●

(b)	If to the Corporation, at

828 Richmond Street West Toronto, ON M6J 3P7

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED, SEALED & DELIVERED in the presence of:	) ) ) )

Witness	) )	●

CYNAPSUS THERAPEUTICS INC.

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer